Exhibit (a)(5)(H)

Navios Maritime Holdings Inc.

Extends Exchange Offer &

Waives Condition

Monaco, November 1, 2016 — Navios Maritime Holdings Inc. (“Navios Holdings” or the “Company”) today announced that, in connection with its previously launched exchange offer and consent solicitation (the “Exchange Offer”) to exchange cash and/or newly issued shares of common stock of Navios Holdings (“Common Stock”) for any and all outstanding American Depositary Shares, each representing 1/100th of a share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G ADSs”) and 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H ADSs”), it extended the expiration date of the Exchange Offer through 11:59 p.m. (New York City time) on Monday, November 7, 2016 (“Extended Expiration”) and is no longer seeking consents and is waiving the Exchange Offer’s minimum tender condition (“Minimum Tender Condition”).

The Company previously announced its offer to exchange $7.18 in cash and/or 6.29 shares of Common Stock for each Series G ADS or $7.06 in cash and/or 6.19 shares of Common Stock for each Series H ADS, provided that no more than 50% of the Series G ADSs, and Series H ADSs, each as a class, will receive cash, and any Series G ADSs or Series H ADSs tendered in excess of the 50% limitation will be allocated shares of Common Stock instead.

Following the expiration of the Exchange Offer, any and all of the outstanding ADSs tendered will be acquired, regardless of the number of ADSs tendered, unless a materially lower percentage of the ADSs participates in the Exchange Offer than has been tendered through the date hereof such that in the reasonable judgment of the Company the benefits to the Company of acquiring the tendered ADSs are not sufficient to acquire ADSs in the Exchange Offer, provided that the remaining conditions to the Exchange Offer are satisfied or waived. If tendered Series G ADSs or Series H ADSs are withdrawn before the Extended Expiration, the Company will reevaluate whether the benefits of the Exchange Offer are sufficiently material to allow the Company to close the Exchange Offer.

Only whole shares of Common Stock will be delivered. You will receive cash in lieu of any fraction of a share of Common Stock. If you have already tendered your ADSs in the Exchange Offer you do not need to take further action to receive the consideration.

As of 11:59 p.m. New York City time on October 31, 2016, there were 551,623 of Series G ADSs and 1,969,091 of Series H ADSs validly tendered for exchange for cash and/or newly issued shares of common stock in the Exchange Offer and were not validly withdrawn. Holders who wish to tender their Series G ADSs and Series H ADSs must deliver, or cause to be delivered, their ADSs and other required documents to the exchange agent before the expiration date.

Complete Terms and Conditions

Georgeson LLC is acting as the Information Agent for the Exchange Offer.

Bank of New York Mellon is acting as the Exchange Agent and Depository for the Exchange Offer.

The complete terms and conditions of the Exchange Offer is set forth in the offers to exchange and related letters of transmittal that are being sent to holders of the Series G ADSs and Series H ADSs.

Copies of the offer to exchange and letters of transmittal may also be obtained from the Information Agent:

Georgeson LLC

Telephone: (888) 607-9252

E-mail: Navios@georgeson.com

Copies of the offer to exchange and letters of transmittal may be found on the Company’s website at www.navios.com/exchangeoffer

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING SERIES G ADSs OR SERIES H ADSs OR THE UNDERLYING PREFERRED STOCK NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFER. THE COMPANY IS MAKING THE EXCHANGE OFFER ONLY BY, AND PURSUANT TO THE TERMS OF, THE OFFER TO EXCHANGE AND THE LETTERS OF TRANSMITTAL. THE EXCHANGE OFFER ARE NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT FOR THE EXCHANGE OFFER MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGE OFFER. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

About Navios Maritime Holdings Inc.

Navios Maritime Holdings Inc. (NYSE:NM) is a global, vertically integrated seaborne shipping and logistics company focused on the transport and transshipment of drybulk commodities including iron ore, coal and grain. For more information about Navios Holdings please visit our website: www.navios.com.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and expectations including with respect to the completion of the Exchange Offer. Although Navios Holdings believes that the expectations reflected in such forward-looking statements are reasonable at the time made, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Holdings. Actual results may differ materially from those expressed or implied by such forward-looking statements. Navios Holdings expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Holdings’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Exchange Offer Investor Relations

+1.212.223.7009